UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EnteroMedics Inc.

(Name of Registrant as Specified In Its Charter)

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2800 Patton Road

St. Paul, MN 55113

(651) 634-3003

April 1, 2015

Dear Stockholders:

You are cordially invited to join us for our 2015 annual meeting of stockholders, which will be held on Wednesday, May 6, 2015 at 3:00 p.m., Central Time, in the Minnesota Room at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402. For your convenience, a map showing the location of Dorsey & Whitney LLP is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of March 17, 2015, are entitled to notice of and to vote at the 2015 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

We look forward to seeing you at the annual meeting.

Sincerely,

Mark B. Knudson, Ph.D.

President, Chief Executive Officer and

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, May 6, 2015 at 3:00 p.m., Central Time

Place:	Dorsey & Whitney LLP Minnesota Room 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402

Items of Business:	1. The election of one Class II director for a three-year term.

2. An advisory vote on executive compensation.

3. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2015.

4. Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on March 17, 2015.

Voting by Proxy:	If you cannot attend the annual meeting in person, you may vote your shares by telephone or internet by no later than 12:00 p.m. Central Time on May 5, 2015 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Wells Fargo Shareowner Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors:

Greg S. Lea

Secretary

April 1, 2015

PROXY STATEMENT

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2015

The Board of Directors of EnteroMedics Inc. (“EnteroMedics” or the “Company”) is soliciting proxies for use at the annual meeting of stockholders to be held on May 6, 2015, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about April 1, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, including the election of one Class II director, an advisory vote on executive compensation and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2015. Also, management will report on our performance during the last fiscal year and, once the business of the annual meeting is concluded, respond to questions from stockholders, as time permits.

Who is entitled to vote at the meeting?

The Board has set March 17, 2015, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 17, 2015, you are entitled to vote at the meeting.

As of the record date, 74,404,378 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 74,404,378 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of all of the shares of the outstanding common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, telephone or internet.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, via the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for a proposal to be approved?

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting.

Each other matter that may be acted upon at the meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for the nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. Withholding authority to vote for the one director up for re-election will have no effect on the voting for the election of that director if they are the nominee receiving the highest number of votes FOR his election.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the NASDAQ Stock Market. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Your broker or other nominee does not have discretionary authority to vote your shares with regard to the election of the nominee for Class II director or the advisory vote on executive compensation. However, ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2015 is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record.

Who will count the vote?

Representatives of Wells Fargo Shareowner Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

How does the Board of Directors recommend that I vote?

You will vote on the following management proposals:

•	Election of the following Class II director: Bobby I. Griffin, to serve a three-year term.

•	An advisory vote on executive compensation.

•	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2015.

The Board of Directors recommends that you vote FOR the election of the nominee for Class II director, FOR the advisory vote on executive compensation and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2015.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone and do not specify how you want to vote your shares, we will vote your shares FOR the election of the nominee for Class II director, FOR the advisory vote on executive compensation and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2015.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact Wells Fargo Shareowner Services at 1-800-468-9716.

Where and when will I be able to find the results of the voting?

Preliminary results will be announced at the meeting. We will publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than four business days after the date of our annual meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

What are the deadlines for submitting stockholder proposals for the 2016 annual meeting?

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2016 annual meeting, the written proposal must be received at our principal executive offices at 2800 Patton Road, St. Paul, Minnesota 55113, Attention: Secretary, on or before December 3, 2015. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Our bylaws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of EnteroMedics at our principal executive offices in St. Paul, Minnesota, no less than 90 days and no more than 120 days prior to the anniversary date of the last annual meeting. For the 2016 annual meeting, director nominations and stockholder proposals must be received on or after January 7, 2016 and on or before February 6, 2016. The proposal must contain the specific information required by our bylaws. In the event that the 2016 annual meeting is called for a date that is not within 30 days of the anniversary date of the 2015 annual meeting, stockholder proposals must be received in accordance with the timeline set forth in our bylaws. You may request a copy of our bylaws by writing to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, or calling (651) 634-3003. Stockholder proposals that are received by us after February 6, 2016, may not be presented in any manner at the 2016 annual meeting.

How can I communicate with EnteroMedics’ Board of Directors?

Stockholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors, all independent directors or specified individual directors to: EnteroMedics Inc., c/o Secretary, 2800 Patton Road, St. Paul, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the Board of Directors or the specified directors on a periodic basis.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2015

This proxy statement and the Annual Report on Form 10-K

for the fiscal year ended December 31, 2014 are available at http://ir.enteromedics.com/annual-proxy.cfm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned 5% or more of our common stock, each of our directors, each of the executive officers named in the Summary Compensation Table in this proxy statement and our directors and executive officers as a group, as of February 27, 2015. Percentage ownership calculations for beneficial ownership are based on 73,789,178 shares outstanding as of February 27, 2015. The information regarding the beneficial owners of more than 5% of our common stock is based upon information supplied to us by our directors, officers and principal stockholders or on Schedules 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Kevin Douglas(3)(4)	10,951,705	14.3%
125 E. Sir Francis Drake Blvd., Suite 400 Larkspur, CA 94939
Bay City Capital(2)(3)(5)	8,398,465	10.9
750 Battery Street, Suite 400 San Francisco, CA 94111
T. Rowe Price(3)(6)	6,057,610	8.0
100 E. Pratt Street Baltimore, MD 21202

Mark B. Knudson, Ph.D.(2)(3)	2,595,911	3.4
Greg S. Lea(2)(3)	1,649,117	2.2
Adrianus (Jos) Donders(2)	540,515	*
Katherine S. Tweden, Ph.D.(2)	562,990	*
Luke Evnin, Ph.D.(2)(3)(7)	1,864,336	2.5
Catherine Friedman(2)	64,106	*
Carl Goldfischer, M.D.(2)(3)(5)	8,445,026	10.9
Bobby I. Griffin(2)	128,993	*
Anthony P. Jansz(2)(3)(8)	445,314	*
Nicholas L. Teti, Jr.(2)(3)	107,819	*
Jon T. Tremmel(2)	48,974	*
All directors and executive officers as a group (11 persons)(9)	16,453,101	19.6

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which that person has the right to acquire within 60 days following February 27, 2015. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following February 27, 2015, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes the following shares subject to options exercisable currently or within 60 days of February 27, 2015: Dr. Knudson, 2,508,743 shares; Mr. Lea, 1,636,367 shares; Mr. Donders, 540,515 shares; Dr. Tweden, 561,937 shares; Dr. Evnin, 46,561 shares; Ms. Friedman, 50,306 shares; Dr. Goldfischer, 46,561 shares; Mr. Griffin, 74,033 shares; Mr. Jansz, 210,314 shares; Mr. Teti, 86,139 shares; and Mr. Tremmel 46,561 shares. Dr. Goldfischer has assigned the shares underlying his options to Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P. upon the exercise of these options.

(3)	Includes the following shares subject to warrants exercisable currently or within 60 days of February 27, 2015: Kevin Douglas (see footnote (4)), 2,830,000 shares; Bay City Capital (see footnote (5)), 3,494,015 shares; T. Rowe Price (see footnote (6)), 1,962,640 shares; Dr. Knudson, 25,000 shares; Mr. Lea, 10,000 shares; Dr. Evnin (see footnote (7)), 704,607 shares; Dr. Goldfischer, 3,494,015 shares (see footnote (5)); Mr. Jansz, 60,000 shares; and Mr. Teti, 10,840 shares.

(4)	Based on information known to us or contained in an amended Schedule 13G jointly filed with the SEC on February 13, 2014 by Kevin Douglas, Michelle Douglas and their family trusts. Kevin and Michelle Douglas have shared voting and dispositive power with respect to 3,010,852 shares and 849,000 warrants held by the K&M Douglas Trust and with respect to 3,456,512 shares and 1,415,000 warrants held by the James Douglas and Jean Douglas Irrevocable Descendants’ Trust. Kevin Douglas also has shared dispositive power with respect to 1,654,341 shares and 566,000 warrants held by the Douglas Family Trust.

(5)	Consists of information supplied to us or filed with the SEC by Bay City Capital LLC (“BCC”) on behalf of Bay City Capital Fund IV, L.P. (“Fund IV”), Bay City Capital Fund IV Co-Investment Fund, L.P. (“Co-Investment IV”) and Bay City Capital Management IV LLC (“Management IV”), each of which has shared voting power and shared dispositive power of 4,904,450 shares and 3,494,015 warrants. BCC is the manager of Management IV, which is the general partner of Fund IV and Co-Investment IV. BCC is also an advisor to Fund IV and Co-Investment IV. Carl Goldfischer, a Managing Director of BCC and a member of Management IV, is a member of our Board of Directors and has sole voting and dispositive power of 46,561 shares.

(6)	Based on information known to us or contained in an amended Schedule 13G filed with the SEC on February 11, 2015 by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates has sole voting power with respect to 689,887 shares and warrants. Price Associates serves as investment adviser with power to direct investments and/or sole power to dispose of the 4,094,970 shares and 1,962,640 warrants held by Price Associates and T. Rowe Price Funds. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	Consists of information supplied to us or filed with the SEC by MPM Capital. Dr. Evnin is a member of MPM BioVentures III LLC (“BV III LLC”) and a manager of MPM Asset Management Investors 2002 BVIII LLC (“AM LLC”). BV III LLC is the direct and indirect general partner of MPM BioVentures III, L.P., which holds 62,283 shares and 39,423 warrants, MPM BioVentures III-QP, L.P., which holds 926,321 shares and 586,338 warrants, MPM BioVentures III Parallel Fund L.P., which holds 27,985 shares and 17,714 warrants, and MPM Bio Ventures III GmbH & Co. Beteiligungs KG, which holds 78,278 shares and 49,548 warrants, and may be deemed to own beneficially such shares. AM LLC holds 18,301 shares and 11,584 warrants. Dr. Evnin disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein. Dr. Evnin is a member of our Board of Directors and has sole voting and dispositive power of 46,561 shares.

(8)	Consists of 25,000 shares held by Kathdav Pty Ltd ATF Jansz Family Trust. Mr. Jansz has voting and dispositive power of the shares held by the trust, but disclaims beneficial ownership of such shares.

(9)	Includes 10,112,499 shares of common stock issuable upon exercise of options and warrants currently exercisable or exercisable within 60 days of February 27, 2015, inclusive of the options and warrants exercisable as described in footnotes (2) and (3), respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2014 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and stockholders beneficially owning more than 10% of our common stock during 2014 were satisfied, except that Mr. Lea filed a late Form 5 reporting a transaction in 2012; Dr. Evnin filed two late Form 4s reporting a sale of shares under his 10b5-1 plan and reporting the granting of stock options on May 7, 2014; Mr. Janz filed two late Form 4s reporting the vesting of a performance option and the granting of stock options on May 7, 2014; and Form 4s reporting the granting of stock options to Ms. Friedman, Dr. Goldfischer and Messrs. Griffin, Teti, and Tremmel on May 7, 2014 were filed late.

PROPOSAL 1—ELECTION OF CLASS II DIRECTOR

Our Board of Directors currently has eight members: Luke Evnin, Ph.D., Catherine Friedman, Carl Goldfischer, M.D., Bobby I. Griffin, Anthony P. Jansz, Mark B. Knudson, Ph.D., Nicholas L. Teti, Jr. and Jon T. Tremmel, divided into three classes with staggered three-year terms. Dr. Evnin has decided not to stand for re-election and will retire from the Board of Directors effective May 6, 2015. Under our bylaws, the Board of Directors may have up to nine members, and the Board of Directors is actively searching for up to two additional members to join the Board. At this year’s annual meeting, proxies will be solicited to re-elect Bobby I. Griffin as a Class II director to serve until the 2018 annual meeting or until his successor is elected and qualified. The nominee has agreed to serve as a director if elected. Proxies may not be voted for more than one Class II director. If, for any reason, the nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors comprising the Board of Directors.

The affirmative vote of a plurality of the common stock present and entitled to vote at the annual meeting with respect to the election of directors is required for the election of the nominee to the Board of Directors.

The Board of Directors recommends a vote FOR election of the nominated Class II director.

Nominee

The following information has been provided with respect to the members of EnteroMedics’ Board of Directors, including Mr. Griffin, who has been nominated by the Board of Directors for re-election as a Class II director at the 2015 annual meeting.

CLASS II DIRECTOR—Nominee for re-election at the 2015 Annual Meeting

Bobby I. Griffin, age 77, has served as one of our directors since September 2006. In 1998, Mr. Griffin retired from a 25 year career with Medtronic, Inc., where he held various positions, including Executive Vice President from 1985 to 1998 and President of Medtronic’s Pacemaker Business from 1991 to 1998. Since his retirement, Mr. Griffin has been a private investor, managing his own fund of companies as well as serving on the advisory boards of Affinity Capital Management Fund III and IV and Sapient Capital Management Fund, in which he also invests. In addition, Mr. Griffin has served on the Board of Directors of several public companies, including MTS Systems Corporation and Urologix, Inc., and is currently a director of several private companies.

Areas of Relevant Experience: Mr. Griffin’s lengthy career in the biomedical industry and senior leadership positions at a leading global implantable medical device company, as well as his experience with managing venture investments, makes him well-suited to serve as a member of the Board of Directors.

CLASS III DIRECTORS—Continuing in office until the 2016 Annual Meeting

Mark B. Knudson, Ph.D., age 66, has served as our President, Chief Executive Officer and Chairman of the Board since December 2002. Dr. Knudson also served as President and Chief Executive Officer of Venturi Group, LLC and Venturi Development, Inc., positions he held from 1999 and 2001 until their dissolutions in 2008 and 2009, respectively. Dr. Knudson served as Chairman of the Board of Restore Medical, Inc., a publicly-held medical device company focused on the treatment of sleep disordered breathing, from 1999 through July 2008 when it was acquired by Medtronic, Inc. Dr. Knudson was also a member of the audit committee of Restore Medical.

Areas of Relevant Experience: Dr. Knudson’s experience as the founder, President and Chief Executive Officer of EnteroMedics, as well as his technical and financial experience, makes him well-suited to serve as a member of the Board of Directors.

Catherine Friedman, age 54, has served as one of our directors since May 2007. Ms. Friedman currently is an independent financial consultant serving public and private companies in the life sciences. Prior to that, Ms. Friedman held numerous positions over a 23 year investment banking career with Morgan Stanley. Ms. Friedman held the position of Managing Director at Morgan Stanley from 1997 to 2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice at Morgan Stanley from 1993 to 2006. Ms. Friedman serves on the Board of Directors and is a member of the audit committee of XenoPort Inc., a publicly-held biopharmaceutical company that develops product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. Ms. Friedman also serves on the Board of Directors and is the chair of the audit committee and a member of the valuation committee and the governance committee of GSV Capital Corp., a publicly-held investment company that focuses on investments in venture capital backed emerging companies.

Areas of Relevant Experience: Ms. Friedman’s lengthy career in investment banking in the healthcare and biotechnology industry, as well as her accounting and financial reporting expertise, makes her well-suited to serve as a member of the Board of Directors.

Nicholas L. Teti, Jr., age 62, has served as one of our directors since May 2007. Mr. Teti currently serves as Chairman of the Board, President and Chief Executive Officer of Suneva Medical, Inc., a privately-held aesthetic medical device company. He also serves as an independent consultant to public and private health care companies. From April 2009 to January 2011, Mr. Teti also served in a consultancy capacity to the Chief Executive Officer of EnteroMedics. From June 2009 to the present, Mr. Teti has served on the board of Health Care Royalty Partners Strategic Advisory (formerly Crown Royalty Partners). From January 2008 to March 2009, Mr. Teti was Chief Executive Officer of Den-Mat, a dental aesthetics company focused on developing non-invasive techniques. Mr. Teti served as Chairman of the Board of Isolagen, Inc., a biotechnology company which develops emergent, novel skin and tissue rejuvenation technologies, from January 2008 to June 2009, and was Chief Executive Officer of Isolagen from June 2006 to January 2008. From 2001 to 2006, Mr. Teti was President and Chief Executive Officer of Inamed Corporation, a healthcare products manufacturer focused on marketing breast implants, dermal fillers to correct facial wrinkles, and devices to treat severe and morbid obesity, including the LAP-BAND Adjustable Gastric Banding System. Mr. Teti served on the board of Inamed during 2001 and was Chairman of the Board from 2002 to 2006. Prior to that, Mr. Teti spent 25 years at DuPont and DuPont Merck where he held a number of senior management positions, including President and Chief Executive Officer of DuPont Pharmaceuticals.

Areas of Relevant Experience: Mr. Teti’s executive leadership experience in the medical device field, specifically with the research, marketing and commercialization of medical devices that treat morbid obesity, makes him well-suited to serve as a member of the Board of Directors.

CLASS I DIRECTORS—Continuing in office until the 2017 Annual Meeting

Carl Goldfischer, M.D., age 56, has served as one of our directors since July 2004. Dr. Goldfischer is currently an Investment Partner and Managing Director of Bay City Capital, serving as a member of the Board of Directors and executive committee, and has been with the firm since December 2000. His background includes extensive public and private investment and transaction work, as well as clinical trial development knowledge. Prior to joining Bay City Capital, Dr. Goldfischer was, until mid-2000, Chief Financial Officer of ImClone Systems Incorporated, a publicly-held biotechnology company focused on developing therapeutic oncology products, where he oversaw financial operations and strategic planning. Since 2009, Dr. Goldfischer has served on the Board of Directors of Epizyme, Inc., a publicly traded biopharmaceutical company, where he also serves as chair of the audit committee. He previously served on the Board of Directors of two other publicly traded companies, MAP Pharmaceuticals, Inc. from 2004 to 2011 and Poniard Pharmaceuticals, Inc. from 2000 to 2012. Dr. Goldfischer also serves on the boards and audit committees of several private companies.

Areas of Relevant Experience: Dr. Goldfischer’s experience managing a venture investment fund that was an early investor in EnteroMedics, as well as his accounting and financial reporting background, makes him well-suited to serve as a member of the Board of Directors.

Anthony P. Jansz, age 54, has served as one of our directors since May 2011. Mr. Jansz served as Chairman of the Australian Institute of Weight Control (“AIWC”), the largest network of bariatric surgery clinics in Australia and a collaboration partner with respect to our commercialization efforts in Australia, from 2008 to March 2011. Mr. Jansz is also a director and shareholder of IWC, the Sydney based clinic of the AIWC, and a director and major shareholder of The Medical Finance Company, which provides finance programs for patients undertaking bariatric procedures in Australia. From 2000 to 2005, Mr. Jansz served as a Managing Director for The Carlyle Group where he established Carlyle’s Venture and Growth Capital funds in Asia. From 1995 to 1998, Mr. Jansz worked for Intel Corporation in several management positions across Australia, New Zealand and Asia, and from 1998 to 2000, Mr. Jansz served as Director, Corporate Business Development for Intel Capital where he established and oversaw investment teams and country investment strategies throughout Asia and sat on a number of investment company boards. Prior to joining Intel, Mr. Jansz spent many years working in the information technology industry at Compaq Computer, Borland International, ComputerLand and Tandy Corporation.

Areas of Relevant Experience: Mr. Jansz’s experience and connections with bariatric surgery clinics in Australia where we have begun commercialization of the Maestro Rechargeable System, as well as his extensive management and investment experience with U.S. companies in Australia and Asia, makes him well-suited to serve as a member of the Board of Directors.

Jon T. Tremmel, age 68, has served as one of our directors since January 2009. Mr. Tremmel has been retired and acting as an independent consultant since 2007. Over the course of his career at Medtronic, Inc., Mr. Tremmel served in a variety of senior management positions, including President of the Neurological Division from 2003 to 2007, President of the Physio Control Division, President of the Tachyarrhythmia Management Division and President of the Interventional Vascular Division. Mr. Tremmel currently serves on the board of Cyberonics, Inc., a publicly-held company that designs, develops and markets implantable medical devices for the treatment of epilepsy and other debilitating neurological disorders, and a number of corporate and civic organizations.

Areas of Relevant Experience: Mr. Tremmel’s lengthy career and leadership positions at a leading global implantable medical device company, makes him well-suited to serve as a member of the Board of Directors.

DIRECTOR COMPENSATION

To determine director compensation, we periodically review director compensation information for a peer group of comparably sized publicly-traded medical device companies. Compensation for our directors is designed to result in compensation that is competitive with that provided by the peer group. An independent review of the director compensation program was completed during 2014. Based on this review, the Board of Directors approved changes to the director compensation program in order to help attract and retain qualified candidates for the Board of Directors. Effective with the 2014 annual meeting, the Board of Directors approved an increase in the annual option grant to each non-employee director that continues to serve as a non-employee director from 10,000 shares of our common stock to 25,000 shares of our common stock. In addition, upon U.S. Food and Drug Administration (“FDA”) approval of the Maestro Rechargeable System, received January 14, 2015, the payment of cash fees for the services of our non-employee directors was amended such that in 2015, each non-employee director is entitled to receive an annual retainer of $15,000 for serving on the Board of Directors and each non-employee director who serves on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, other than the chairperson of each of the committees, is entitled to receive an additional annual retainer of $7,250, $5,000 and $3,000, respectively. The chairperson of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are also entitled to receive additional annual retainers of $12,500, $10,000 and $6,000, respectively. These annual retainer fees are paid on a quarterly basis to the directors. In addition, each non-employee director is entitled to receive $2,500 per meeting of the Board of Directors attended in person or $1,000 per meeting attended telephonically.

Our 2014 director compensation program included the payment of cash fees for the services of our non-employee directors. Pursuant to this program, each non-employee director was entitled to receive an annual retainer of $7,500 for serving on the Board of Directors and each non-employee director who served on the Audit Committee, other than the chairperson of the Audit Committee, was entitled to receive an additional annual retainer of $1,500. The chairperson of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee were also entitled to receive additional annual retainers of $10,000, $4,000 and $4,000, respectively. These annual retainer fees were paid on a quarterly basis to the directors. In addition, each non-employee director was entitled to receive $2,500 per meeting of the Board of Directors attended in person or $1,000 per meeting attended telephonically, and each committee member was entitled to receive $750 per meeting attended of their respective committees.

We also grant stock option awards to our non-employee directors as compensation for their service on our Board of Directors. Each non-employee director who becomes a member of our Board of Directors will be granted an option to purchase 25,000 shares of our common stock under our Amended and Restated 2003 Stock Incentive Plan. Twenty-five percent of these options will vest immediately with the remainder vesting in 36 equal monthly installments following the date of grant. Each non-employee director that continues to serve as a non-employee director will be entitled to receive an annual option grant to purchase 25,000 shares of our common stock. Twenty-five percent of these options will vest immediately with the remainder to vest in 36 equal monthly installments following the date of grant. Each such option will have an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market on the date of grant and will have a ten-year term subject to earlier termination in the event of a termination of directorship. We intend to grant these annual stock option awards to our eligible non-employee directors each year at or around the time of our annual meeting of stockholders.

On May 7, 2014, the Board of Directors approved annual option grants to purchase 25,000 shares of our common stock under our Amended and Restated 2003 Stock Incentive Plan to each of Drs. Evnin and Goldfischer, Ms. Friedman and Messrs. Griffin, Jansz, Teti and Tremmel. These options were granted at an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $1.84 and vest such that twenty-five percent of the options vested immediately with the remainder vesting in 36 equal monthly installments following the date of grant. These options have a ten-year term subject to earlier termination in connection with a termination of directorship.

We reimburse all of our non-employee directors for reasonable travel and other expenses incurred in attending Board of Directors and committee meetings. Directors who also serve as employees of the Company receive no additional compensation for serving as a director. Dr. Knudson is currently the only director who serves as an employee of EnteroMedics.

Effective June 1, 2011, we entered into a four year consulting agreement with Mr. Jansz. Pursuant to the agreement, in exchange for consulting services provided, Mr. Jansz was entitled to receive a consulting fee of $96,000 AUD (approximately $79,000 USD as of December 31, 2014) per year and the reimbursement of reasonable expenses. Mr. Jansz also received an option to purchase 50,000 shares of common stock at $2.76 per share (the closing price of the Company’s stock on the NASDAQ Stock Market on the date the grant was approved by the Board of Directors) that vests in 48 equal monthly installments beginning on July 1, 2011.

On December 20, 2012, we entered into an amendment, effective October 1, 2012, to the consulting agreement with Mr. Jansz. Pursuant to the amendment, during the period from October 1, 2012 until June 30, 2013, Mr. Jansz agreed to commit additional time to performing consulting services for the Company. In exchange for these additional services, Mr. Jansz was entitled to receive a consulting fee of $12,000 AUD (approximately $10,000 USD as of December 31, 2014) per month from October 1, 2012 until June 30, 2013. Mr. Jansz also received an option to purchase 75,000 shares of common stock on January 22, 2013 at $2.65 per share (the closing price of the Company’s stock on the NASDAQ Stock Market on the date the grant was approved by the Board of Directors), which vests as follows: (A) 16,667 of such 75,000 shares vested on January 22, 2013, the date of grant; (B) 16,667 of such 75,000 shares vested on January 22, 2014; (C) 16,666 of such 75,000 shares vested on January 22, 2015; and (D) the remaining 25,000 of such 75,000 shares would have vested upon the occurrence of both (i) the Company successfully obtaining full Australian reimbursement approval for both surgeon’s fees and hospital fees for VBLOC therapy and the Maestro Rechargeable System from the Australian Medical Services Advisory Committee prior to June 30, 2014 and (ii) the Company successfully obtaining device listing for the Maestro Rechargeable System on the Australian Prostheses List prior to June 30, 2014. We did not successfully obtain full Australian reimbursement approval for both surgeon’s fees and hospital fees for VBLOC therapy and the Maestro Rechargeable System from the Australian Medical Services Advisory Committee prior to June 30, 2014 nor a device listing for the Maestro Rechargeable System on the Australian Prostheses List prior to June 30, 2014 resulting in 25,000 shares not vesting.

We continued to pay Mr. Jansz a consulting fee of $12,000 AUD per month subsequent to June 30, 2013 as a result of the additional time he continued to spend providing consulting services to the Company. Mr. Jansz also received an additional option to purchase 100,000 shares of common stock on May 31, 2013 at $1.31 per share (the closing price of the Company’s stock on the NASDAQ Stock Market on the date the grant was approved by the Board of Directors), which vests as follows: (A) 16,667 of such 100,000 shares vested on May 31, 2013, the date of the grant; (B) 16,667 of such 100,000 shares vested on May 31, 2014; (C) 16,666 of such 100,000 shares will vest on May 31, 2015; (D) 25,000 of such 100,000 shares would have vested upon the implementation of the Australian Specialty Clinic Commercial Validation Project as evidenced by the implantation of 10 or more Maestro Rechargeable Systems in an Australian Clinic prior to December 31, 2013; and (E) the remaining 25,000 of such 100,000 shares would have vested upon the Company successfully obtaining an Item Listing for Maestro Rechargeable System implantation by December 31, 2014. The Australian Specialty Clinic Commercial Validation Project was not implemented prior to December 31, 2013 resulting in 25,000 shares not vesting and we did not obtain an Item Listing for Maestro Rechargeable System implantation by December 31, 2014 resulting in an additional 25,000 shares not vesting.

On September 25, 2014, we entered into Amendment No. 2, effective September 1, 2014, to the consulting agreement with Mr. Jansz. Pursuant to the amendment, during the period from October 1, 2012 until April 30, 2015, Mr. Jansz agreed to commit additional time to performing consulting services for the Company. In exchange for these additional services, Mr. Jansz is entitled to receive a consulting fee of $12,000 AUD (approximately $10,000 USD as of December 31, 2014) a month for consulting services during the period beginning on October 1, 2012 and ending on April 30, 2015. Mr. Jansz also received an additional option to purchase 25,000 shares of common stock on October 6, 2014 at $1.14 per share (the closing price of the Company’s stock on the NASDAQ Stock Market on the date the grant was approved by the Board of Directors), which vested upon the occurrence of both the development of a reimbursement-focused clinical trial protocol in Australia and a recommendation to management regarding Australian commercialization.

The following table shows the compensation of the non-employee members of our Board of Directors during fiscal year 2014.

Director Compensation in 2014

Name(1)	Fees Earned or Paid in Cash ($)(2)		Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Luke Evnin, Ph.D.	$13,750		$39,828	$—	$53,578
Catherine Friedman.	27,500		39,828	—	67,328
Carl Goldfischer, M.D.	23,750	(5)	39,828	—	63,578
Bobby I. Griffin	17,250		39,828	—	57,078
Anthony P. Jansz	15,500		39,828	174,441	229,769
Nicholas L. Teti, Jr.	19,750		39,828	—	59,578
Jon T. Tremmel	26,500		39,828	—	66,328

(1)	Mark B. Knudson, Ph.D., who serves as Chairman of the Board, President and Chief Executive Officer is not included in this table because he is an employee of EnteroMedics and thus received no compensation for his services as a director. The compensation he received as an employee of EnteroMedics is shown in the “Summary Compensation Table.”

(2)	The amounts in this column include the annual Board of Director and committee retainer amounts described above under the heading “Director Compensation” and meeting fees for the Board of Director and committee meetings held in 2014.

(3)	The amounts in this column represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by accounting principles generally accepted in the United States of America (“GAAP”). The assumptions used to arrive at the Black-Scholes value are disclosed in Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K.

The directors held options as of December 31, 2014, as follows:

Name	Vested Options	Unvested Options
Luke Evnin, Ph.D.	42,810	19,688
Catherine Friedman	46,555	19,688
Carl Goldfischer, M.D.	42,810	19,688
Bobby I. Griffin	70,282	19,688
Anthony P. Jansz	185,729	59,271
Nicholas L. Teti, Jr.	82,388	19,688
Jon T. Tremmel	42,810	19,688

(4)	The amount in this column represents the amount payable to Mr. Jansz in connection with his consulting agreement, as amended October 2012 and September 2014, and the option granted to Mr. Jansz on October 6, 2014, as discussed in more detail above under the heading “Director Compensation.” The full grant date fair value of the option grant was $16,383. The amount in this column includes both the full grant date fair value of the option grant and $158,058 for fees and expenses paid to Mr. Jansz for consulting services rendered in 2014.

(5)	Dr. Goldfischer requested that such amount be paid to Bay City Capital LLC, of which Dr. Goldfischer is an Investment Partner and Managing Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates), EnteroMedics and our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with EnteroMedics and our management. Our Board of Directors has determined that no transactions or relationships existed that would disqualify any of our directors under NASDAQ Stock Market rules or require disclosure under SEC rules, with the exception of Mark B. Knudson, Ph.D., our President and Chief Executive Officer, because of his employment relationship with EnteroMedics and Anthony P. Jansz, because of his consulting relationship with EnteroMedics beginning June 1, 2011. Based upon that finding, the Board of Directors determined that Drs. Evnin and Goldfischer, Ms. Friedman and Messrs. Griffin, Teti and Tremmel are “independent” and the composition of our Board of Directors meets the requirements for independence under the NASDAQ Stock Market. Each of our Audit, Nominating and Governance and Compensation Committees is composed only of independent directors. The Board of Directors is scheduled to conduct a review of director independence in May 2015.

Director Qualifications and Selection Process

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In evaluating a candidate for nomination as a director of the Company, the Nominating and Governance Committee will consider criteria including business and financial expertise; experience in the medical device industry or other fields of scientific or medical endeavor; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating and Governance Committee will consider these criteria for nominees identified by the committee, by stockholders, or through some other source. The Nominating and Governance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees.

These general criteria are subject to modification and the Nominating and Governance Committee shall be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the committee may deem appropriate or as required by applicable laws and regulations.

The Nominating and Governance Committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the Nominating and Governance Committee c/o Secretary at 2800 Patton Road, St. Paul, Minnesota 55113: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Nominating and Governance Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board of Directors to submit for election at our next annual meeting. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the 2015 annual meeting. Any stockholder desiring to present a nomination for consideration by the Board of Directors prior to our 2016 annual meeting must do so prior to February 6, 2016, in accordance with our bylaws, in order to provide adequate time to duly consider the nominee.

Board Leadership Structure

Our President and Chief Executive Officer, Dr. Knudson, also serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure is appropriate because Dr. Knudson founded EnteroMedics and has the most comprehensive institutional knowledge of any member of the Board of Directors and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Dr. Knudson’s combined role also provides decisive leadership, ensures clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our stockholders, employees, clinical investigators and investors, which is particularly important as we continue the process of obtaining U.S. regulatory approval and the commercialization of the Maestro Rechargeable System internationally. We do not have a lead independent director.

Each of the directors other than Dr. Knudson and Mr. Jansz are independent and our Board of Directors believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Following an executive session, one of the independent directors acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and Committee meetings and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. Our Board believes that this approach appropriately and effectively complements the combined Chairman/President/Chief Executive Officer structure.

Our Board of Directors periodically evaluates whether the leadership structure of our Board continues to be optimal for the Company and our stockholders. Although we believe that the combination of the Chairman and Chief Executive Officer roles is appropriate in our current circumstances, the Board has the flexibility to modify the Board leadership structure in the future if it determines that to be appropriate.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Nominating and Governance, and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on the Corporate Governance section of the Investors page on our website at www.enteromedics.com. Stockholders may request a free printed copy of any of these charters by contacting our Secretary at EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

The Board of Directors held 7 meetings during fiscal year 2014. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year, except for Dr. Evnin, Mr. Griffin and Mr. Jansz who attended 70%, 62% and 71% of the total meetings of the Board and Board committees on which they served, respectively.

The following table reflects the current membership of each Board committee.

Committee Membership

Name	Current Term Expiration	Audit	Nominating and Governance	Compensation
Luke Evnin, Ph.D.(1)	2015		✓
Catherine Friedman	2016	Chair
Carl Goldfischer, M.D.	2017		Chair
Bobby I. Griffin	2015	✓		✓
Anthony P. Jansz	2017
Mark B. Knudson, Ph.D.	2016
Nicholas L. Teti, Jr.	2016		✓	✓
Jon T. Tremmel	2017	✓		Chair

(1)	Dr. Evnin has decided not to stand for re-election and will retire from the Board of Directors effective May 6, 2015. Under our bylaws, the Board of Directors may have up to nine members, and the Board of Directors is actively searching for up to two additional members to join the Board.

Audit Committee

The Audit Committee is responsible for assisting the Board in monitoring the quality and integrity of our consolidated financial statements, our internal controls, our compliance with legal and regulatory requirements and the qualifications, performance and independence of our independent auditor. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly consolidated financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditor, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the SEC. All of the Audit Committee members meet the existing independence and experience requirements of the NASDAQ Stock Market and the SEC. Our Board of Directors has identified Catherine Friedman, our Audit Committee Chair, as the audit committee’s financial expert under the rules of the SEC. The Audit Committee held 4 meetings in 2014. During each of the meetings, the Audit Committee met in private session with our independent auditor and alone in executive session without members of management present.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board by identifying individuals qualified to become Board members and recommending to the Board the nominees for election as directors at our next annual meeting of stockholders. The Nominating and Governance Committee also manages the performance review process for our current directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews the charters of all Board committees, reviews and evaluates succession plans for executive officers, reviews and makes recommendations to the Board regarding our corporate governance principles and processes and makes recommendations to the Board regarding any stockholder proposals. All of the Nominating and Governance Committee members meet the existing independence requirements of the NASDAQ Stock Market. The Nominating and Governance Committee held 3 meetings in 2014. During each of the meetings, the Nominating and Governance Committee held an executive session without members of management present.

Compensation Committee

The Compensation Committee is responsible for assisting the Board by overseeing the administration of our compensation programs and reviewing and approving the compensation paid to our executive officers. The Compensation Committee approves corporate goals related to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance and compensates the Chief Executive Officer based on this evaluation. All of the Compensation Committee members meet the existing independence requirements of the NASDAQ Stock Market. The Compensation Committee held 2 meetings in 2014. During each of the meetings, the Compensation Committee held an executive session without members of management present.

Executive Sessions of the Board

Our non-employee directors meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present.

Attendance at the Annual Meeting

Our Board of Directors encourages each of its members to attend the annual meeting of stockholders. Drs. Knudson and Goldfischer and Messrs. Jansz, Teti and Tremmel attended our 2014 annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted the EnteroMedics Inc. Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investors page on our website at www.enteromedics.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the current members of the Compensation Committee of our Board has ever been one of our employees.

Board’s Role in Risk Oversight

Our management has responsibility for managing day-to-day risk and for bringing the most material risks facing the Company to the Board’s attention. The Board takes an active role in risk oversight related to the Company both as a full Board and through its committees. To facilitate the Board’s risk oversight responsibility, management provides the Board with information about its identification, assessment and management of critical risks and its risk mitigation strategies. This information is communicated to our Board and committees at regular and special meetings, through reports, presentations and discussions with key management personnel and representatives of outside advisors, such as our independent auditors, as appropriate. These matters are further discussed by the Board and committees in executive sessions without the presence of management. The primary areas of risk oversight that our Board and committees are responsible for are summarized below:

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual capital plan and strategic plans (including capital allocation); litigation and regulatory exposures; other current matters that may present material risk to our operations, plans, prospects or reputation; and senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning and executive compensation programs and arrangements, including incentive plans.

Nominating and Governance Committee	Risks and exposures associated with corporate governance, legal compliance and director succession planning.

Review of Related Person Transactions

In accordance with its written charter, our Audit Committee is responsible for reviewing all related party transactions as they are presented, and the approval of the Audit Committee will be required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. In considering related party transactions, our Audit Committee is guided by its fiduciary duty to our stockholders. Our Audit Committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties. Additionally, each of our directors and executive officers are required to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions. Our Nominating and Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director’s independence.

We describe below transactions and series of similar transactions that have occurred during our last fiscal year to which we were a party or a party in which:

•	the amounts involved, exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Consulting Agreement

On September 25, 2014, we entered into Amendment No. 2, effective September 1, 2014, to the consulting agreement with Mr. Jansz who is a member of our Board of Directors. The details of the amendment and the consulting agreement are described above under the heading “Director Compensation.”

Indemnification Agreements

Upon the closing of our initial public offering on November 20, 2007, we entered into indemnification agreements with each of our directors and executive officers. We also entered into indemnification agreements with Messrs. Jansz and Tremmel after their appointments to our Board of Directors. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director or executive officer if he or she is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the director is fairly and reasonably entitled to indemnity. In the event that we do not assume the defense of a claim against our director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

EXECUTIVE OFFICERS

The following table sets forth information regarding our named executive officers, including their ages, as of March 17, 2015:

Name	Age	Position
Mark B. Knudson, Ph.D.	66	President, Chief Executive Officer, Chairman and Director
Greg S. Lea	62	Chief Financial Officer and Chief Operating Officer
Adrianus (Jos) Donders	61	Senior Vice President of Research and Advanced Development
Katherine S. Tweden, Ph.D.	54	Vice President, Clinical and Regulatory

Mark B. Knudson, Ph.D. has served as our President, Chief Executive Officer and Chairman of the Board since December 2002. Dr. Knudson also served as President and Chief Executive Officer of Venturi Group, LLC and Venturi Development, Inc., positions he held from 1999 and 2001 until their dissolutions in 2008 and 2009, respectively. Dr. Knudson served as Chairman of the Board of Restore Medical, Inc., a publicly-held medical device company focused on the treatment of sleep disordered breathing, from 1999 through July 2008 when it was acquired by Medtronic, Inc. Dr. Knudson was also a member of the audit committee of Restore Medical. Dr. Knudson received a Bachelor of Science in biology from Pacific Lutheran University and a Ph.D. in physiology from Washington State University.

Greg S. Lea has served as our Chief Financial Officer since May 21, 2007 and was appointed Chief Operating Officer on February 15, 2013. Mr. Lea also held the title of “Senior Vice President” from May 21, 2007 until December 11, 2014, at which point the title was dropped in order to clarify his position in our executive leadership as a reporting officer for our senior vice presidents. Prior to joining us, Mr. Lea served as Chief Financial Officer of Pemstar Inc. from July 2002 through January 2007 when it was acquired by Benchmark Electronics, Inc. Mr. Lea also served as a director of Pemstar from April 2001 through January 2007 and held the position of Corporate Controller from April 2002 through July 2002. From 1993 to April 2002, Mr. Lea served as a corporate Vice President for Jostens Corporation, a commemorative and affiliation products manufacturer, serving most recently as corporate Vice President-Business Ventures. Prior to that, Mr. Lea held several financial management and administrative positions at IBM Corporation from 1974 to 1993 and was President and a director of Ability Building Center, Inc. from 1981 to 1993. Mr. Lea holds a B.S. in Accounting/Business Management from Minnesota State University, Mankato.

Adrianus (Jos) Donders has served as our Senior Vice President of Research and Advanced Development since April 2005. From September 2003 to April 2005, Mr. Donders was Director Communication Systems Engineering for Medtronic USA. From June 2000 to August 2003, Mr. Donders served as Director Clinical Study Management and Research and Development Europe for Medtronic Europe. Mr. Donders received a degree equivalent to a Master’s of Electrical Engineering from the Institute of Technology Eindhoven Netherlands.

Katherine S. Tweden, Ph.D. has served as our Vice President of Clinical and Regulatory since May 2011. Prior to that Dr. Tweden served as our Vice President of Research and Clinical from September 2008 to May 2011 and our Vice President of Research from January 2003 to September 2008. From November 2002 to January 2003, Dr. Tweden was a consultant to Venturi Group, a medical device incubator company. From January 2003 through August 2004, Dr. Tweden worked for Venturi Development Inc. as a consultant to us. From July 1997 to October 2002, Dr. Tweden held positions including Director of Research and Vice President of Research for HeartStent Corporation. From September 1990 to June 1997, Dr. Tweden held the positions of Senior Research Scientist and Principal Research Scientist at St. Jude Medical, Inc. Dr. Tweden received a Bachelor of Arts in chemistry from Gustavus Adolphus College and a Master’s degree and Ph.D. in biomedical engineering from Iowa State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation policies and programs for our named executive officers, who consist of our Chief Executive Officer, our Chief Financial Officer/Chief Operating Officer, and our three next most highly paid executive officers as determined under the rules of the SEC. In 2014, we only had two additional executive officers and they were Adrianus (Jos) Donders, Senior Vice President of Research and Advanced Development and Katherine S. Tweden, Ph.D., Vice President of Clinical and Regulatory. We hired Brad Hancock as our Chief Commercial Officer on November 17, 2014 to oversee our commercialization efforts. Mr. Hancock is not currently one of our executive officers. It is currently anticipated that the Board of Directors will consider designating Mr. Hancock as an executive officer in 2015.

Compensation Determination Process

Commencing April 27, 2007, our Board of Directors appointed independent directors to the Compensation Committee, formally adopted a charter outlining the responsibilities of the committee and granted the committee the authority to oversee our compensation programs. The Compensation Committee reviews and approves the compensation programs and all forms of compensation for our Chief Executive Officer and for our other executive officers. The Chief Executive Officer’s compensation package is set by the Compensation Committee in its sole discretion. Although our Chief Executive Officer does not make a recommendation as to his own compensation, he may respond to the Compensation Committee’s proposal for his compensation, which the Compensation Committee may, but is not required to, consider. The Chief Executive Officer is also permitted to make compensation recommendations for the other executive officers, which the Compensation Committee may, but is not required to, consider. In addition, the Chief Executive Officer may participate as an observer at the Compensation Committee’s meetings when the committee invites him to attend its meetings. Other than these rights granted to the Chief Executive Officer, management does not participate in the determination of the amount or form of executive compensation.

The Compensation Committee generally reviews each element of total compensation on an annual basis in the first half of the year in connection with the review of our annual performance. During 2014, the Company engaged Pearl Meyer & Partners (“Pearl Meyer”) to conduct a peer group compensation study, which analyzed the base salaries, percentage equity ownership and percentage cash incentives paid to our executive officers at the level of vice president and above against the compensation awarded to such officers at comparable companies. The comparable core peer group companies (Athersys, Inc., AtriCure, Inc., Celladon Corporation, Cutera, Inc., ERBA Diagnostics, Inc., Esperion Therapeutics, Inc., Hansen Medical, Inc., Lexicon Pharmaceuticals, Inc., NeuroMetrix Inc., Orexigen Therapeutics, Inc., Stereotaxis Inc., SurModics, Inc., Synergy Pharmaceuticals, Inc., Uroplasty, Inc. and VIVUS Inc.), consisting of medical device companies that were publicly-traded and comparably-sized, were selected by Pearl Meyer with input from our Chief Financial Officer and were approved by the Compensation Committee. In addition, Pearl Meyer selected an aspirational peer group to analyze and explain directional shifts in compensation as the Company begins to commercialize its product and generate material revenue. The aspirational peer group companies (Abaxis, Inc., ABIOMED, Inc., Cardiovascular Systems Inc., Cyberonics Inc., Cynosure, Inc., DexCom, Inc., Heartware International Inc., Insulet Corporation and Nxstage Medical, Inc.) consisted of larger medical device companies that were publicly-traded. Pearl Meyer presented the results of their analysis and the findings with respect to the competitiveness of the elements of our compensation program to the Compensation Committee. The Compensation Committee used the analysis completed by Pearl Meyer as a starting point in its annual review of executive compensation to benchmark each executive officer’s current compensation package against compensation packages offered to similar executive officers by the peer group companies. In general, the Compensation Committee tries to keep each executive officer’s base salary and total compensation at the midpoint of the range of base salaries and total compensation paid to similar executive officers at the peer group companies and may make recommendations to adjust an executive officer’s compensation accordingly. The goal of this review is to try to maintain base salaries and total compensation packages that are market competitive, so the Company can attract and retain executive talent. However, the Compensation Committee may deviate from this benchmark as it considers other factors such as each executive officer’s individual performance and responsibilities, the Company’s overall strategy and performance and the pool of resources available for compensation adjustments each year. These factors, especially the Company’s desire to reward individual efforts and performance, weigh much more heavily in the Compensation Committee’s final recommendations with respect to compensation adjustments. Since the Company’s intent with respect to stock-based compensation relates more to aligning executive officers’ interests with those of the Company and encouraging their efforts for the long-term growth and success of the Company, the peer group analysis generally plays a role as a reference point in the Compensation Committee’s decisions to make additional awards of stock options to the executive officers. More importantly, the Compensation Committee considers individual performance and experience, contributions and achievements, stock option grants previously awarded to each executive and the Compensation Committee’s view of the appropriate levels of equity compensation for individuals with certain responsibilities, professional expertise and experience.

The Compensation Committee has the authority to use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits or to retain outside counsel and other advisors to assist it in the performance of its functions. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee.

Compensation Philosophy and Components

We are committed to attracting, hiring and retaining an experienced management team. Our fundamental executive compensation philosophy is to provide our executive officers with compensation we believe to be comparable with similarly situated executives in other companies of similar size and stage of development operating in the medical device industry, taking into account our relative performance and our own strategic goals. Our objective is to have each of our executive officer’s total compensation be contingent upon both our overall company performance and each executive officer’s individual performance. To achieve this objective, our Compensation Committee has maintained and expects to continue to implement and maintain compensation programs that tie a portion of the executive officers’ overall compensation to key strategic, financial and operational goals, such as clinical trial progress, commercialization efforts, continued research and development, continued establishment of intellectual property and implementation of appropriate financing strategies, while also recognizing not only individual executive responsibilities and breadth of experience but also competitive market compensation paid by other companies for similar positions. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) a base salary that reflects individual responsibilities and experience and is intended to be competitive in the context of base salaries paid by comparable companies for similar positions; (ii) cash incentive payments under our Management Incentive Plan that are contingent upon our achievement of specific pre-determined performance objectives as communicated to the executive officers following their determination by the Compensation Committee and the Board of Directors on an annual basis, thereby allowing such objectives to vary from year to year; and (iii) stock-based incentive awards, which reward long-term performance and align the mutuality of interests between our executive officers and our stockholders.

Base Salary

Base salaries are designed to provide recurring compensation for the fulfillment of the duties and responsibilities associated with job roles, and are paid in cash on a semi-monthly basis. The base salaries for our executive officers are structured to be market-competitive and to attract and retain these key employees. Each executive officer’s base salary is also determined by reviewing the executive officer’s other compensation to ensure that the executive officer’s total compensation is in line with our overall compensation philosophy. As a result of the positive vote by the Gastroenterology and Urology Devices Panel of the Medical Devices Advisory Committee (the “Panel”) of the FDA regarding the safety, efficacy and benefit/risk ratio of the Company’s Maestro Rechargeable System that occurred at the Panel’s meeting on June 17, 2014, and after consideration of the peer group compensation study conducted by Pearl Meyer on behalf of the Company, the Board of Directors approved increases to the base annual salary of its executive officers, effective as of July 1, 2014. The Board of Directors adopted the salary increases based upon the recommendations of Pearl Meyer in order to align the compensation of the Company’s executive officers with that of their peers in comparable companies. The following table sets forth the increase to the annual base salary for each of the Company’s named executive officers and their new annual base salary as of July 1, 2014.

Name and Principal Position	Salary Increase ($)	Annual Base Salary as of July 1, 2014 ($)
Mark B. Knudson, Ph.D.	$35,500	$389,552
President and Chief Executive Officer
Greg S. Lea	27,500	322,507
Chief Financial Officer and Chief Operating Officer
Adrianus (Jos) Donders	13,000	276,742
Senior Vice President of Research and Advanced Development
Katherine S. Tweden, Ph.D.	13,000	277,258
Vice President, Clinical and Regulatory

We have also entered into executive employment agreements and amendments to the agreements with Drs. Knudson and Tweden and Messrs. Lea and Donders that establish certain guaranteed minimum base salary and incentive compensation thresholds and provide other benefits described in more detail below under the heading “Executive Employment Agreements and Severance Benefits.” The base salaries recommended by the Compensation Committee and approved by the Board for Drs. Knudson and Tweden and Messrs. Lea and Donders have been consistent with these agreements since they were executed.

The Compensation Committee may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive officer’s role or responsibilities.

Annual Cash Incentives

Our Management Incentive Plan is designed to provide executive officers with annual incentive compensation based on the achievement of certain pre-established performance objectives. By utilizing a combination of objective and subjective performance factors critical to our success, this program incentivizes our executive officers to achieve results that benefit them and the Company.

At the beginning of each year, the Compensation Committee approves, subject to review by the Board of Directors, new “Base Plan” and “Incremental Plan” corporate objectives for the Management Incentive Plan. The objectives are established and measured on an annual basis to better align personal objectives with the direction and objectives of the Company. When these objectives are established and approved, each objective, and, if applicable, the subparts to each objective, is weighted and assigned a percentage value relative to the “Base Plan” or “Incremental Plan” corporate objectives taken as a whole. At that time, the Compensation Committee also establishes the maximum bonus amount for each of our executive officers, based on a set percentage of each executive officer’s base salary, that the “Base Plan” and “Incremental Plan” corporate objectives are worth (see table below). The Compensation Committee may modify or re-weight the objectives during the course of the fiscal year, if necessary, to reflect changes in our business plan.

Under the terms of the Management Incentive Plan, if participants achieve the designated “Base Plan” objectives, they are entitled to receive a bonus equal to a “Base Plan” percentage of their base salary for the year. In addition to the “Base Plan” bonus amount, participants are also eligible to receive an additional bonus equal to the designated “Incremental Plan” percentage of their base salary if certain additional “Incremental Plan” objectives are achieved. The bonus percentages that may be paid to executive officers under the 2014 “Base Plan” and “Incremental Plan” are set forth in the table below:

Title	“Base Plan” (bonus as percentage of salary)	“Incremental Plan” (bonus as percentage of salary)	Maximum Bonus (as a percentage of salary)
President and CEO	40%	10%	50%
Chief Operating Officer	33%	9%	42%
Chief Financial Officer	32%	8%	40%
Senior Vice President	32%	8%	40%
Vice President	28%	7%	35%

The Compensation Committee’s decision to include “Base Plan” and “Incremental Plan” bonuses and performance objectives in conjunction with bonus award percentages that may be earned by executive officers was based on its determination that such an incentive plan is necessary to strategically align the Company’s compensation with that of similarly positioned publicly-traded medical device companies and to increase the Company’s ability to attract and retain talented executive management. Additionally, the “Incremental Plan” objectives were designed as an extension of certain “Base Plan” objectives in order to provide additional incentive for achievement.

The Management Incentive Plan includes corporate and individual performance goals for all participants, except the Chief Executive Officer and Chief Operating Officer, whose bonus is based entirely on corporate objectives. The weighting of the corporate to individual performance goals for executive officers under the Management Incentive Plan is set forth in the table below:

Title	Corporate Objective Weighting	Individual Objective Weighting
President and CEO	100%	0%
Chief Operating Officer	100%	0%
Chief Financial Officer	90%	10%
Senior Vice President	90%	10%
Vice President	80%	20%

These percentages were weighted based upon the Compensation Committee’s determination that the achievement of the Company’s strategic corporate goals was a more meaningful measure of performance for senior executive officers than the achievement of individual goals and that such weighting yielded an incentive that was most beneficial to the Company’s overall performance.

At the beginning of each year, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance objectives that were established for the prior year’s Management Incentive Plan and assesses whether the objectives were fully achieved, not achieved or partially achieved. If an objective was fully achieved, 100% credit is given for the objective. If an objective was not achieved, 0% credit is given for the objective. If an objective was partially achieved, the Compensation Committee, with input from the Chief Executive Officer, will review the objective and the Company’s performance to determine whether any partial credit is appropriate. In some cases, for example where an objective has subparts and one or more of the subparts were achieved, even though the main objective was not achieved, partial credit may be given for the subparts that were achieved. Since each of the objectives was assigned a weighting when it was established, the Compensation Committee adds the percentages for the objectives that were achieved to determine the total percentage of the

“Base Plan” and “Incremental Plan” corporate objectives that were achieved for the year. Then, if there were any executive officers who did not serve as executive officers for the full year and had an agreement with the Company to receive a pro-rated amount of the Management Incentive Plan, the Compensation Committee will calculate the pro-rated percentage of the bonus award that such executive officer is entitled to receive. Finally, the Compensation Committee calculates the bonus award amount for each executive officer by first multiplying (i) the total percentage amount that the “Base Plan” corporate objective was achieved by the maximum “Base Plan” bonus amount for that officer, (ii) the total percentage amount that the “Incremental Plan” corporate objective was achieved by the maximum “Incremental Plan” bonus amount for that officer and (iii) for all of the executive officers except the Chief Executive Officer and the Chief Operating Officer, the total percentage amount that the individual objective was achieved by the maximum individual bonus amount for that officer and then adding the amounts together. Based on these calculations, the Compensation Committee may approve the bonus award amounts to be paid to each of the executive officers or the Compensation Committee may recommend the bonus award amounts to be paid to each of the executive officers to the Board of Directors for review and approval of the payment of the awards.

In the first half of 2014, the individual performance objectives under the Management Incentive Plan were set separately and specifically for each participating executive officer by the Chief Executive Officer. With respect to the corporate performance component, on May 7, 2014, the Compensation Committee established objectives for both the “Base Plan” and the “Incremental Plan.” The “Base Plan” corporate performance objectives established by the Compensation Committee for fiscal year 2014 consisted of: (1) the achievement of certain milestones related to the premarket approval process for the Company’s Maestro Rechargeable System with the FDA; (2) the achievement of certain milestones in 2014 related to the Company’s clinical, regulatory and commercial development; and (3) the achievement of certain financial objectives. The “Incremental Plan” corporate performance objective for fiscal year 2014 related to the achievement of FDA approval by December 31, 2014 and, if achieved, the Compensation Committee could, in its discretion, increase the total bonus award up to 150%.

At its February 11, 2015 meeting, the Board of Directors reviewed the achievement of the corporate and individual performance objectives in awarding bonuses under the Management Incentive Plan, and concluded that 95% of the 2014 “Base Plan” corporate performance objectives had been achieved. The Board of Directors discussed the achievement of the 2014 “Incremental Plan” corporate performance objectives, noting that FDA approval was achieved on January 14, 2015 and therefore awarded 125% of the “Incremental Plan” bonus amount. Additionally, our Chief Executive Officer, as authorized by the Board of Directors, concluded that on average 95% of the individual performance objectives for the Senior Vice President and Vice President was achieved. As Chief Operating Officer, Mr. Lea was evaluated solely on the corporate performance objectives. Based on these assessments, the Board of Directors approved 2014 bonus awards of $196,724, $137,388, $111,582 and $98,399 for Dr. Knudson, Mr. Lea, Mr. Donders and Dr. Tweden, respectively. These bonus awards were partially paid to the named executive officers in March 2015 with the remainder targeted to be paid in April 2015.

In addition to the defined Management Incentive Plan, the Board of Directors approved a special, one-time cash bonus for all employees of the Company on June 23, 2014 in recognition of the positive Panel vote regarding the safety, efficacy and benefit/risk ratio of the Company’s Maestro Rechargeable System on June 17, 2014. Each employee, including the executive officers of the Company, received a cash bonus equal to 10% of their current annual base salary. Payments of $35,405, $29,501, $26,374, and $26,426 to Dr. Knudson, Mr. Lea, Mr. Donders and Dr. Tweden, respectively, were made in June 2014.

The Board of Directors also approved a second special, one-time cash bonus for all employees of the Company in recognition of receiving FDA approval for the Maestro Rechargeable System on January 14, 2015. Each employee, including the executive officers of the Company, received a cash bonus equal to 5% of their current annual base salary. Payments of $19,478, $16,125, $13,837, and $13,863 to Dr. Knudson, Mr. Lea, Mr. Donders and Dr. Tweden, respectively, were made in February 2015.

Long-Term Incentives

Our Amended and Restated 2003 Stock Incentive Plan allows us the opportunity to grant stock options, restricted stock and other equity-based awards. Currently, long-term incentives are awarded to our executive officers through the grant of stock options. Our stock option grants are designed to align the long-term interests of each executive officer with those of our stockholders by providing executive officers with an incentive to manage our business from the perspective of an owner with an equity stake in the business. The Compensation Committee and the Board of Directors have used stock options, rather than other forms of long-term incentives, because they create value for executive officers only if stockholder value is increased through an increased share price. In general, we view stock option grants as incentives for future performance and not as compensation for past accomplishments. We also believe that equity awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention. Since our initial public offering and the commencement of the trading of our common stock on the NASDAQ Stock Market on November 15, 2007, the exercise price of stock options awarded by the Compensation Committee has been and will continue to be the closing sales price of our common stock on the date of grant.

Executive officers are granted stock options at the time they commence their employment with us. New hire grants occur at regularly scheduled Board meetings. Executive officers are also eligible for annual grants thereafter, which are expected to occur at the first regularly scheduled Board meeting of each fiscal year, but may occur at other times during the year, if at all. Stock options granted to our executive officers at the time of hire generally vest twenty-five percent on the first anniversary of the date of hire and then 1/36th per month for 36 months thereafter and expire ten years after the date of grant subject to earlier termination in the event of a termination of employment. The vesting of additional stock options issued to our executive officers is at the discretion of our Compensation Committee and the Board of Directors and may be in accordance with this schedule or may be monthly over different periods of time or may have a component of immediate vesting or may be tied to specified performance milestones. Stock option grants are made with an exercise price equal to the fair market value of our common stock on the date of grant. Prior to May 1, 2006, the grant date was the same as an employee’s hire date, the date an agreement was entered into with a consultant or the date the Board of Directors approved the option grant. Since May 1, 2006, the stock option grant date has consistently been the day the Compensation Committee or the Board of Directors approves the option grant.

The Compensation Committee and the Board of Directors do not award stock options according to a prescribed formula or target, although they review equity data from comparable companies to inform their decisions. In determining the number of stock options granted to executive officers, individual responsibilities and experience, as well as contributions and achievements are considered, and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Chief Executive Officer. The objectives utilized to assess individual contributions and achievements vary depending on the individual executive, but relate generally to strategic factors such as clinical and regulatory progress, commercialization, research and development, continued establishment of intellectual property and implementation of appropriate financing strategies. While the Chief Executive Officer may provide recommendations to the Compensation Committee regarding the number of stock option grants awarded to other executive officers from time to time, he does not make a recommendation as to his stock options. Although our Chief Executive Officer may respond to the Compensation Committee’s proposal regarding whether and the amount of stock options he should be granted, to date he has not done so and has accepted the initial proposal of the Compensation Committee.

There were no stock option grants awarded to our named executive officers in 2014. On March 9, 2015, the Compensation Committee approved stock option grants to the Company’s employees as recognition for receiving FDA approval on January 14, 2015, including 225,000, 175,000, 75,000 and 75,000 shares for Dr. Knudson, Mr. Lea, Mr. Donders and Dr. Tweden, respectively, which vest in equal monthly installments for 48 months. The stock options were granted pursuant to the Company’s Amended and Restated 2003 Stock Incentive Plan and have a ten-year term and an exercise price equal to $1.11.

Other Compensation

We provide our executive officers with benefits, including health insurance, life and disability insurance and dental insurance, that we believe are reasonable, competitive and consistent with our overall executive compensation program in order to attract and retain talented executive officers. Specifically, we fund the executive officer’s Flex Spending Accounts and we pay 100% of the health and dental insurance premium costs for the families of our executive officers. The Compensation Committee periodically reviews the levels of benefits provided to executive officers.

We provide a 401(k) retirement savings plan in which all full-time employees, including the executive officers, may participate. Eligible employees may elect to reduce their current compensation by an amount no greater than the statutorily prescribed annual limit and may have that amount contributed to the 401(k) plan. Participation of the executive officers is on the same terms as any other participant in the plan. Matching contributions may be made by us to the 401(k) plan at the discretion of our Board of Directors. To date, we have not made any matching contributions to the 401(k) plan.

Executive Employment Agreements and Severance Benefits

We have entered into executive employment agreements with Drs. Knudson and Tweden and Messrs. Lea and Donders. These agreements establish a specified minimum base compensation and a maximum percentage of annual incentive compensation that may be earned as a bonus by each of these executive officers in a given year. On April 3, 2008, in connection with the approval of the bonus award percentages for 2008 under the Management Incentive Plan, the Company formally waived the maximum annual incentive compensation percentages set forth in these agreements in order to permit the maximum potential cash bonus awards under the Management Incentive Plan. On May 4, 2009 and April 13, 2010, we entered into an amended and restated executive employment agreements with Dr. Knudson and Mr. Lea, respectively, which superseded and replaced their prior executive employment agreements. These agreements also provide for the payment of severance benefits upon certain termination events with Drs. Knudson and Tweden and Messrs. Lea and Donders and for the right to certain benefits upon a change in control of EnteroMedics. The purpose of these agreements is to attract and retain high caliber executive officers, recognizing that termination and change in control protections are commonly provided at comparable companies with which we compete for executive talent. In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the executive officers in the event of a change in control transaction and better ensure that stockholder interests are protected. A more complete description of the executive employment agreements, as amended, is found in the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Code, we are not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per officer in any one year. This limitation applies to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which qualifies as performance-based compensation does not have to be taken into account for purposes of this limitation.

Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2012, 2013 and 2014 and it is anticipated it will not affect the deductibility of such compensation expected to be paid in the foreseeable future. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee of the Board of Directors of EnteroMedics

Jon T. Tremmel, Chair	Bobby I. Griffin
Nicholas L. Teti, Jr.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during our fiscal years ended December 31, 2014, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non- equity Incentive Plan Compen- sation ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Mark B. Knudson, Ph.D.	2014	$374,800	$35,405	$—	$196,724	$4,870	$611,799
President and Chief Executive Officer	2013 2012	354,045 352,317	— —	1,571,807 4,142,760	106,216 92,054	4,486 4,887	2,036,554 4,592,018
Greg S. Lea	2014	308,757	29,501	—	137,388	4,485	480,131
Chief Financial Officer and Chief Operating Officer	2013 2012	293,220 279,392	— —	1,233,226 2,767,202	80,240 61,994	4,486 4,887	1,611,172 3,113,475
Adrianus (Jos) Donders	2014	270,242	26,374	—	111,582	4,485	412,683
Senior Vice President of Research and Advanced Development	2013 2012	263,742 262,449	— —	360,289 1,138,301	66,463 57,390	4,479 6,334	694,973 1,464,474
Katherine S. Tweden, Ph.D.	2014	270,758	26,426	—	98,399	5,362	400,945
Vice President, Clinical and Regulatory	2013 2012	264,258 262,963	— —	316,136 934,966	49,945 42,810	6,148 6,465	636,487 1,247,204

(1)	Under current reporting rules, only discretionary or guaranteed bonuses are disclosed in this column. On June 23, 2014, the Board of Directors approved a special, one-time cash bonus for all employees of the Company, including the executive officers, equal to 10% of their annual base salary at that time.

(2)	The amount in this column represents the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by GAAP. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K, excluding the impact of forfeitures.

(3)	Represents bonuses earned under our Management Incentive Plan. All of our executive officers participate in the Management Incentive Plan. The details of the Management Incentive Plan are discussed further above under the heading “Compensation Discussion and Analysis.”

(4)	The amounts in this column include Company contributions to each executive officer’s Flex Spending Account (“FSA”) and premiums paid by the Company for health care and dental coverage for the dependents of each of our executive officers. With respect to the FSA spending contribution, the maximum contribution amount is included regardless of actual amounts used by the executive officers. With respect to the dependent health care and dental coverage, the amounts only include the 20% additional coverage paid by the Company for executive officers as the Company covers 80% of this expense for all employees.

Grants of Plan-Based Awards

The table below sets forth information regarding all plan-based awards granted to our named executive officers during fiscal year 2014.

Grants of Plan-Based Awards in 2014

		Estimated future payouts under non-equity incentive plan awards(1)			All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of option awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mark B. Knudson, Ph.D.	5/7/14	$—	$155,821	$292,164	—	$—	$—
Greg S. Lea	5/7/14	—	106,427	203,180	—	—	—
Adrianus (Jos) Donders	5/7/14	—	88,557	166,046	—	—	—
Katherine S. Tweden, Ph.D.	5/7/14	—	77,632	145,560	—	—	—

(1)	Represents bonuses earned under our Management Incentive Plan. The target bonus for each executive officer is a percentage of the respective base salary for the executive officer. Under the Management Incentive Plan for 2014, Dr. Knudson could have earned a bonus up to 50% of his base salary with a target of 40% of his base salary. Mr. Lea could have earned a bonus up to 42% of his base salary with a target of 33%. Mr. Donders could have earned a bonus up to 40% of his base salary with a target of 32% of his base salary. Dr. Tweden could have earned a bonus up to 35% of her base salary with a target of 28% of her base salary. Under the 2014 Management Incentive Plan, the Board of Directors, in its sole discretion, could increase the total bonus award up to 150%. The “Maximum” column in the above table reflects the maximum possible payout under the 2014 Management Incentive Plan assuming the Board of Directors increased the total bonus award by 150%. Under the Management Incentive Plan, there are no guaranteed minimum payouts. In other words, the minimum level of payout or the threshold level is zero. While the Management Incentive Plan allows for payouts at less than the target level, all such payments are made at the sole discretion of the Compensation Committee or the Board of Directors. The bonus awards are approved by the Compensation Committee or, upon the recommendation of the Compensation Committee, approved by the Board of Directors. The actual awards earned by the named executive officers in fiscal 2014 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further above under the heading “Compensation Discussion and Analysis.”

(2)	The amounts shown represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by GAAP. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K, excluding the impact of forfeitures. There were no stock option awards granted to our named executive officers in 2014.

Employment Agreements

Executive Employment Agreement with Mark B. Knudson

On May 4, 2009, we entered into an amended and restated executive employment agreement with Dr. Knudson, our President and Chief Executive Officer, which amended the prior executive employment agreement entered into on June 22, 2005. The agreement has an initial term of two years and automatically renews for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to the agreement, Dr. Knudson is entitled to a base salary of not less than $300,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on Dr. Knudson meeting certain annual objectives agreed to by him and the Compensation Committee. The agreement establishes that the target amount of Dr. Knudson’s annual incentive compensation may not be less than 30% of his base salary for that year. Dr. Knudson’s executive employment agreement also provides for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, Dr. Knudson’s agreement includes a non-disclosure and assignment provision and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Executive Employment Agreements with Greg S. Lea, Adrianus (Jos) Donders and Katherine Tweden

In 2007 and 2008, we also entered into executive employment agreements with Mr. Lea, our Chief Financial Officer and Chief Operating Officer, Mr. Donders, our Senior Vice President of Research and Advanced Development and Dr. Tweden, our Vice President of Clinical and Regulatory. On April 13, 2010, we entered into an amended and restated executive employment agreement with Mr. Lea, which amended the prior executive employment agreement entered into on May 21, 2007. These agreements have an initial term of one year and automatically renew for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to these agreements, these executive officers are entitled to a base salary, as set forth in the table below, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on the executive officers meeting certain annual objectives agreed to by them and the Chief Executive Officer. The agreements for Messrs. Lea and Donders establish that the target amount of these executive officers’ annual incentive compensation may not exceed 25% of their respective base salary for that year. On April 3, 2008, in connection with the approval of the bonus award percentages for 2008 under the Management Incentive Plan, the Company formally waived the maximum annual incentive compensation percentages set forth in these agreements in order to permit the maximum potential cash bonus awards under the Management Incentive Plan. The agreement for Dr. Tweden establishes that the target amount of her annual incentive compensation may not be less than 24% of her base salary for that year.

Greg S. Lea	$245,000
Adrianus (Jos) Donders	235,000
Katherine S. Tweden, Ph.D.	218,000

These agreements also provide for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, these agreements include non-disclosure and assignment provisions and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings held by our named executive officers at December 31, 2014, including new options granted pursuant to the stock option exchange program that we completed on October 29, 2010.

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark B. Knudson, Ph.D.	7,915	—	(1)	$2.76	4/27/15
	6,776	—	(2)	2.76	4/20/16
	20,833	—	(3)	3.78	11/18/19
	153,937	—	(5)	1.90	10/29/17
	335,417	14,583	(6)	2.58	2/16/21
	298,958	51,042	(6)	2.67	7/12/21
	150,000	50,000	(6)	1.90	12/14/21
	780,719	511,506	(6)	3.35	7/10/22
	506,164	772,566	(6)	1.31	5/31/23
Greg S. Lea	16,666	—	(3)	3.78	11/18/19
	51,339	—	(5)	1.90	10/29/17
	191,667	8,333	(6)	2.58	2/16/21
	192,188	32,812	(6)	2.67	7/12/21
	93,750	31,250	(6)	1.90	12/14/21
	521,490	341,666	(6)	3.35	7/10/22
	397,132	606,148	(6)	1.31	5/31/23
Adrianus (Jos) Donders	14,652	—	(4)	2.76	4/11/15
	3,663	—	(1)	2.76	4/27/15
	5,769	—	(2)	2.76	4/20/16
	11,666	—	(3)	3.78	11/18/19
	31,212	—	(5)	1.90	10/29/17
	30,000	—	(7)	2.58	2/16/21
	21,354	3,646	(6)	2.67	7/12/21
	37,500	12,500	(6)	1.90	12/14/21
	214,517	140,546	(6)	3.35	7/10/22
	116,023	177,087	(6)	1.31	5/31/23
Katherine S. Tweden, Ph.D.	183	—	(1)	2.76	4/27/15
	2,655	—	(2)	2.76	4/20/16
	16,666	—	(3)	3.78	11/18/19
	25,301	—	(5)	1.90	10/29/17
	88,148	3,833	(6)	2.58	2/16/21
	21,354	3,646	(6)	2.67	7/12/21
	75,000	25,000	(6)	1.90	12/14/21
	176,198	115,440	(6)	3.35	7/10/22
	101,804	155,386	(6)	1.31	5/31/23

(1)	Stock options vested 100% upon the achievement of a milestone, which was defined for purposes of these grants as the implant of the Maestro RF System in 12 patients. These grants did not provide for any time restrictions with respect to the milestone, except the ten-year term of the option. The milestone was achieved in March 2006.

(2)	Stock options vested 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter.

(3)	Stock options vested 25% immediately upon the date of grant and the remaining 75% vested on November 15, 2010.

(4)

Stock options vested 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter. Since these grants were made prior to May 1, 2006, the date of grant for these options is the hire date, rather than the Board approval date. See the “Compensation Discussion and Analysis” for further detail. Mr. Donders’ hire date related to this option grant is April 11, 2005.

(5)	Stock options granted pursuant to the stock option exchange program vest 1/3rd immediately upon the date of grant, which was October 29, 2010, and then 1/24th per month for 24 months thereafter.

(6)	Stock options vest 1/48th per month for 48 months from the date of grant.

(7)

50% of stock options vested 1/10th per month for 10 months from the date of grant and 50% of stock options vest upon the achievement of a milestone, which was defined for purposes of these grants as the delivery of sufficient Maestro Systems for the ReCharge trial. The milestone was achieved in December 2011.

Option Exercises and Stock Vested

There were no option exercises or restricted stock awards that vested during our fiscal year ended December  31, 2014.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

We currently do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments and Benefits Upon Termination or Change in Control

We are a party to Executive Employment Agreements with Mark B. Knudson, Greg S. Lea, Adrianus (Jos) Donders and Katherine S. Tweden that provide for the receipt of certain payments and benefits upon particular termination events or change in control.

These agreements may be terminated prior to the expiration of the term by mutual written agreement of the parties, in the event of death or disability, by us for cause (i.e., for uncured willful breach of duties or this agreement, conviction of any felony or crime involving fraud, dishonesty or moral turpitude or participation in any fraud against or affecting us or any of our subsidiaries, affiliates, suppliers, clients, agents or employees or an act of personal dishonesty intended to result in personal enrichment at our expense or any other act we determine constitutes gross or willful misconduct) or by these executive officers for good reason (i.e., a significant change and substantial reduction in their responsibilities or a relocation to more than 25 miles from our current facility). In addition, either party may terminate the executive officer’s employment at any time for any reason or no reason, including after a change in control, with 30 days written notice. For purposes of these agreements, a change in control includes: (1) a change in beneficial ownership of our securities after the date of the agreement resulting in a new beneficial owner holding 50% or more of the combined voting power of our securities; (2) a majority of the Board ceases to be composed of continuing directors (as defined in the agreement); (3) any consolidation or merger involving the Company where the Company is not the surviving corporation or the shares of the Company’s capital stock are converted into cash, securities or other property, except if the Company is the surviving corporation and its stockholders immediately prior to the transaction maintain a proportionate ownership in the Company’s stock following the transaction; (4) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (5) any liquidation or dissolution of the Company; or (6) a majority of the continuing directors determine, in their sole and absolute discretion, that there has been a change in control.

Payments Made Upon Termination at End of Term.

In the event that Dr. Knudson is terminated at the end of the term of his agreement (as defined in the agreement), he is entitled to (1) receive base salary at the rate then currently in effect for a period of 12 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 18 months following the termination date.

Payments Made Upon Termination Due to Death or Disability.

In the event that Dr. Knudson’s employment is terminated due to death or disability (as defined in the agreement), he, or in the event of his death, his then spouse, is entitled to 18 months of continued health benefits. In the event that Mr. Lea’s employment is terminated due to death or disability, he, or in the event of his death, his then spouse, is entitled to 12 months of continued health benefits. In the event that Mr. Donders’ or Dr. Tweden’s employment is terminated due to death or disability, each of them, or in the event of their death, their then spouses, are entitled to six months of continued health benefits.

Payments Made Upon Termination Without Cause or Resignation for Good Reason.

In the event that Dr. Knudson resigns for good reason or his employment is terminated without cause prior to the end of the term of his agreement, he is entitled to (1) receive base salary at the rate then currently in effect for a period of 18 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 18 months following the termination date. In the event that Mr. Lea resigns for good reason or his employment is terminated without cause prior to the end of the term of his agreement, he is entitled to (1) receive base salary at the rate then currently in effect for a period of 12 months following the termination date, (2) exercise all vested options and those that would have vested within one year of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 12 months following the termination date. In the event that Mr. Donders or Dr. Tweden resigns for good reason or is terminated without cause prior to the end of the term of their agreements, they are entitled to (1) receive base salary at the rate then currently in effect for a period of six months following the termination date, (2) exercise all vested options and those that would have vested within one year of the termination date for a period of five years following their termination, and (3) receive continued health benefits for a period of six months following the termination date. Drs. Knudson and Tweden and Messrs. Lea and Donders’ severance pay is subject to signing, and not rescinding, a general release of all claims against the Company.

Benefits Upon Change in Control.

In the event of a change in control, Dr. Knudson’s agreement provides that 100% of the remaining unvested portion of his stock options will automatically vest and be exercisable for a period of five years following the change in control regardless of whether Dr. Knudson’s employment is terminated in connection therewith. In addition, should Dr. Knudson resign for good reason or his employment be terminated without cause in connection with or within the first two years after a change in control, (1) he is entitled to receive base salary at the rate then currently in effect for a period of 18 months following the termination date and (2) the vesting schedule of any options issued to Dr. Knudson after the change of control will accelerate such that 100% of any unvested shares under the options shall immediately vest and be exercisable for a period of five years following the termination of employment. For Mr. Lea, in the event of a change in control in which his employment is not terminated, his agreement provides that 50% of the remaining unvested portion of his stock options will automatically vest and be exercisable for a period of five years following termination of employment. In addition, should Mr. Lea resign for good reason or his employment be terminated without cause in connection with or within the first two years after a change in control, the vesting schedule of any options held by Mr. Lea will accelerate such that 100% of any unvested shares under the options shall immediately vest and be exercisable for a period of five years following the termination of employment. For Mr. Donders and Dr. Tweden, in the event of a change in control in which the employment of these executive officers is not terminated, their agreements provide that 50% of the remaining unvested portion of their stock options will automatically vest and be exercisable for a period of five years following termination of employment. In the event of a change in control in which the employment of these executive officers is terminated, 100% of the remaining unvested portion of their options will immediately vest and be exercisable for a period of five years following termination of employment. However, with respect to any of these provisions, if these executive officers receive a cash payment for their options in connection with the change in control equal to the difference between the per share amount paid to the common stockholders in the transaction and the exercise price of the option, their options will be cancelled in exchange for the cash payment.

Potential Payments Upon Termination or Change in Control

The table below shows our reasonable estimates of potential payments and benefits payable to the named executive officers upon termination without cause, resignation for good reason and change in control of EnteroMedics, with or without termination, based on the closing price of our common stock on the NASDAQ Stock Market of $1.42 on December 31, 2014. The amounts shown assume that termination or change in control was effective as of December 31, 2014, the last business day of our fiscal year, and are estimates of the amounts that would be paid to the executive officer in addition to the base salary and bonus earned by the executive officers during 2014. Benefits payable to all employees, such as accrued vacation and life insurance premiums are excluded. The actual amounts to be paid can only be determined at the actual time of an executive officer’s termination.

Name(1)	Type of Payment	Payments Upon Change in Control With Termination ($)(1)	Payments Upon Change in Control Without Termination ($)(1)	Payments Upon Termination Without Cause or Resignation for Good Reason ($)
Mark B. Knudson, Ph.D.	Severance Pay	$—	$—	$584,328
	Value of Stock Options Accelerated(2)	84,982	84,982	—
	Health Care Benefits(3)	—	—	32,067

	Total	$84,982	$84,982	$616,395

Greg S. Lea	Severance Pay	$—	$—	$322,507
	Value of Stock Options Accelerated(2)	66,676	33,338	27,590
	Health Care Benefits(3)	—	—	20,801

	Total	$66,676	$33,338	$370,898

Adrianus (Jos) Donders	Severance Pay	$—	$—	$138,371
	Value of Stock Options Accelerated(2)	19,480	9,740	8,060
	Health Care Benefits(3)	—	—	10,000

	Total	$19,480	$9,740	$156,431

Katherine S. Tweden, Ph.D.	Severance Pay	$—	$—	$138,629
	Value of Stock Options Accelerated(2)	17,092	8,546	7,073
	Health Care Benefits(3)	—	—	11,211

	Total	$17,092	$8,546	$156,913

(1)	Assumes that options were not cashed out in connection with change in control. Additional amounts may be payable if the termination is without cause or is a resignation for good reason, as specified in the third column.

(2)	Value computed based on the difference between $1.42, the closing price of our common stock on the NASDAQ Stock Market on December 31, 2014, and the exercise price for each option accelerated. No value is included in the table where the option price is greater than the closing price of our common stock on the NASDAQ Stock Market of $1.42 on December 31, 2014.

(3)	Amount represents the estimated full premiums to be paid by the Company for health and dental coverage for the executive officer and his or her family for the duration of the severance period, as applicable, based on current premiums paid.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”), requires that we provide our stockholders with the opportunity to cast a vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. We hold an advisory vote on our executive compensation annually.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term goals, while at the same time avoiding unnecessary or excessive risk-taking. The vote on this resolution is not intended to address any specific element of compensation; rather, this vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory and not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. While this vote is not binding on the Company, the Board of Directors and the Compensation Committee of the Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion, is hereby APPROVED.”

The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve this Proposal 2.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte & Touche LLP as the EnteroMedics’ independent registered public accountants for the year ending December 31, 2015 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 2007. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants is not required by Delaware law, our Fifth Amended and Restated Certificate of Incorporation, as amended, or our Amended and Restated Bylaws. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2015.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 3 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 3 has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and 2013, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2014	2013
Audit Fees(1)	$491,702	$341,624
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$491,702	$341,624

(1)	Includes fees billed, or estimates of fees to be billed, for professional services rendered in connection with the audit of our consolidated financial statements for the referenced fiscal year ended, including an attestation of our internal controls over financial reporting, review of interim consolidated financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings and engagements. 2013 fees were previously reported based on invoices received during the fiscal year and have been restated for comparability purposes.

Administration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the SEC. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent registered public accounting firm and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent registered public accounting firm.

All of the services provided by our independent registered public accounting firm in 2014 were approved by the Audit Committee under its pre-approval policies.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the consolidated financial statements of EnteroMedics, compliance by EnteroMedics with legal and regulatory requirements, and the independence and performance of EnteroMedics’ internal and external auditors.

The consolidated financial statements of EnteroMedics for the year ended December 31, 2014, were audited by Deloitte & Touche LLP, independent registered public accounting firm for EnteroMedics.

As part of its activities, the Audit Committee has:

1.	Reviewed and discussed with management the audited consolidated financial statements of EnteroMedics;

2.	Discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380, (Communications with Audit Committees)), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and under the SEC, U.S. Public Company Accounting Oversight Board and NASDAQ Stock Market rules;

3.	Received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

4.	Discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of EnteroMedics for the year ended December 31, 2014, be included in our Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors of EnteroMedics

Catherine Friedman, Chair	Bobby I. Griffin
Jon T. Tremmel

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2014 Annual Report to Stockholders and Form 10-K, including consolidated financial statements for the year ended December 31, 2014, accompanies, or has been mailed to you immediately prior to, this proxy statement. Our Form 10-K is available to you, without charge, upon written request to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, and is also available on our website at www.enteromedics.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household EnteroMedics proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, or call (651) 634-3003.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of EnteroMedics.

Greg S. Lea

Secretary

Dated: April 1, 2015

LOCATION OF ENTEROMEDICS ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 6, 2015 at 3:00 p.m., Central Time

Dorsey & Whitney LLP

Minnesota Room

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

Directions By Car:

From Minneapolis-St. Paul Airport

Take 5 north to 55 west. Continue left onto 62. Exit onto I-35W north. Exit onto 11th St. South. Turn right on Hennepin Ave. Turn right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the East

Take I-94 west to South 5th St. (Metrodome) exit. Take a left onto Portland Ave. Proceed two blocks, then turn right onto 7th St. Follow 7th St. to Hennepin Ave. and turn right. Take another right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the West

Take I-394 east to South 6th St. exit. Proceed three blocks. Alternatively, take I-94 to the North 4th St. exit and turn right. Turn left on North 6th St. Parking ramp for 50 South 6th will be on your left.

From the North

From I-35W, take the Washington Ave. exit and turn right. Proceed to 1st Ave. and turn left. Take another left on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the South

From I-35W, take the South 11th St. exit and proceed to Hennepin Ave., turn right. Turn right again on South 6th St. Parking ramp for 50 South 6th will be on your left.

Directions By Light Rail:

Board the train at the Minneapolis-St. Paul Airport or any point southeast of downtown Minneapolis and disembark at the Nicollet Mall/5th St. stop. Walk one block west to the building entrance at 6th and Nicollet. The ride is approximately 25 minutes from the airport.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE – www.proxypush.com/etrm Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 5, 2015.
PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 5, 2015.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò     Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Class II director: 01 Bobby I. Griffin	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of the advisory resolution on executive compensation.	☐ For ☐ Against ☐ Abstain

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2015.	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark Box ☐ Sign and Indicate Changes below	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ENTEROMEDICS INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 6, 2015 3:00 p.m., Central Time Dorsey & Whitney LLP Minnesota Room 50 South Sixth Street, Suite 1500 Minneapolis, MN 55402

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 6, 2015.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Mark B. Knudson, Ph.D. and Greg S. Lea, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.